CONTACTS
From: Anthony J. DeFazio	For: Todd Jensen
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com	tjensen@arlcap.com

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires
Methodist North Medical Office Building and Odessa Regional Medical Center

New York, NY, December 20, 2011 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced that, on December 19, 2011, the Company closed its acquisition of a ground leasehold interest in a three-story outpatient center known as the Methodist North Medical Office Building, located in Peoria, Illinois, for a purchase price of approximately $24.6 million, exclusive of closing costs. In addition, the Company closed its acquisition of a ground leasehold interest in an on-campus medical office building known as the Odessa Regional Medical Center, located in Odessa, Texas, for a purchase price of approximately $7.4 million, exclusive of closing costs.  These two acquisitions increase the total size of ARC Healthcare’s portfolio to approximately $161.2 million comprised of 11 properties.  The two acquisitions total 112,522 square feet.

The Methodist North Medical Office Building is 100% leased to Methodist Services, Inc., an Illinois not for profit subsidiary of the ground lease guarantor, Methodist Health Services Corporation, pursuant to two tenant leases.  The tenant leases expire in January and February 2025, respectively.  The ground lease, which commenced in July 2008, has an initial term of 50 years that expires in July 2058. The ground lease contains two 25-year renewal options.

The Odessa Regional Medical Center is 100% leased to Odessa Regional Hospital, LP., a subsidiary of the guarantor, IASIS Healthcare Corporation. The tenant lease expires in May 2023. The ground lease, which commenced in July 2007, has an initial term of 50 years that expires in July 2057. The ground lease contains two 25-year renewal options.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.